Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

By

INVENTRUST PROPERTIES CORP.

OFFER TO PURCHASE UP TO $75 MILLION

OF ITS SHARES OF OUTSTANDING COMMON STOCK FOR CASH

AT A PURCHASE PRICE OF NOT GREATER THAN $3.10

OR LESS THAN $2.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 5:00 P.M., NEW YORK CITY TIME, SEPTEMBER 13, 2018,

UNLESS EXTENDED OR WITHDRAWN

Dear Stockholder:

InvenTrust Properties Corp. (the “Company”) is offering to purchase shares of the Company’s common stock, par value $0.001 per share (“Shares” or “Common Stock”), for cash in an amount up to $75 million at a price per Share specified by the tendering stockholders of not greater than $3.10 or less than $2.00 per Share, net to the seller in cash less the withholding of any applicable taxes and without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal included with this Offer to Purchase (the “Letter of Transmittal”) and the related Important Instructions and Information included with this Offer to Purchase. This Offer to Purchase and the Letter of Transmittal, including the Important Instructions and Information to the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the “Offer.”

Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on September 13, 2018 (such time and date, as may be extended, the “Expiration Date” or the “Expiration Time”). You may tender all, a portion or none of your Shares.

Stockholders desiring to tender all or any portion of their Shares for repurchase must complete and sign a Letter of Transmittal and deliver it to the Company agent in the manner set forth in “Procedures for Tendering Shares” below. Stockholders not interested in tendering any of their Shares need not take any action. See Section 2—Procedures for Tendering Shares.

Promptly after the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine the purchase price for tendered Shares, which will be the lowest price per Share (in increments of $0.10), which will not exceed $3.10 or be less than $2.00 per Share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn, having an aggregate purchase price not exceeding $75 million (or such lesser number if less than $75 million in value of Shares are properly tendered and not properly withdrawn in the Offer).

All Shares properly tendered pursuant to the Offer will be purchased at the same Purchase Price, even Shares tendered at a lower price. If you tender Shares for a price that is more than the price ultimately determined to be the Purchase Price, none of those Shares tendered at the higher price will be purchased. Consequently, selecting a higher price for a tendered Share will increase the possibility that the Share may not be purchased in the Offer. Because of the “odd lot” priority and proration provisions described in this Offer to Purchase, less than all of the Shares tendered at or below the Purchase Price may be purchased if more than $75 million in the aggregate value of Shares are properly tendered and not properly withdrawn.

As of August 1, 2018, there were 774,449,147 shares of Common Stock issued and outstanding. The Common Stock is not listed on a national securities exchange, and there is no established public trading market for the Common Stock. From time to time, at least annually, we publish an estimated per share value of our Common Stock to assist broker dealers that sold our Shares in our initial and follow-on “best efforts” offering to comply with the rules published by the Financial Industry Regulatory Authority (“FINRA”) regarding customer account statements. On May 9, 2018, we announced an estimated value equal to $3.14 per Share. See Section 13—Certain Information About the Company—Lack of Public Trading Market; Estimate Value.

At the maximum price of $3.10 per Share, we could purchase approximately 24.2 million Shares if the Offer is fully subscribed, which would represent approximately 3.1% of the issued and outstanding Shares as of August 1, 2018. At the minimum price of $2.00 per Share, we could purchase approximately 37.5 million Shares if the Offer is fully subscribed, which would represent approximately 4.8% of the issued and outstanding Shares as of August 1, 2018.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.

Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price or the range used to determine the Purchase Price and to increase or decrease the total dollar amount of Shares sought in the Offer. In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the dollar value of the Offer increasing by up to approximately $30.9 million assuming a Purchase Price at the low end of the range or $48 million assuming a Purchase Price at the high end of the range.

Subject to applicable law and the rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to increase or decrease the aggregate value of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 6—Conditions of the Offer prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement, which will be issued no later than 9:00 A.M., New York City Time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

This Offer is not conditioned upon the receipt of financing or a minimum number of Shares being properly tendered and not properly withdrawn. The Offer is, however, subject to a number of conditions. See Section 6—Conditions of the Offer.

Our board of directors has approved the Offer. None of the Company, our board of directors, DST Systems, Inc. in its capacity as Depositary, Paying Agent or Information Agent, or any of their respective affiliates, however, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares or as to the price or the prices at which you may choose to tender your Shares. Each stockholder must make his, her or its own decision whether to tender Shares, how many Shares to tender and the price or prices at which to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. You are urged to discuss your decision with your tax advisor, financial advisor and/or Custodian.

No person has been authorized to make any recommendation on behalf of the Company, our board, the Depositary, Paying Agent or the Information Agent or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase or the Letter of Transmittal and related Important Instructions and Information may be directed to DST Systems, Inc., the information agent for the Offer (the “Information Agent”), by telephone toll-free at 855-377-0510.

August 15, 2018

INVENTRUST PROPERTIES CORP.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the Letter of Transmittal and related Important Instructions and Information and the documents incorporated herein by reference because they contain the full details about the Offer and the Company. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Company” refer to InvenTrust Properties Corp., a Maryland corporation.

Who is offering to purchase my Shares?

InvenTrust Properties Corp., a Maryland corporation, with principal executive offices at 3025 Highland Parkway, Downers Grove, Illinois 60515, telephone (855) 377-0510, and email InvestorRelations@InvenTrustProperties.com. For more information about the Company, see Section 13—Certain Information About the Company.

What is the purpose of the Offer?

We understand that our stockholders may have different needs with respect to the liquidity of their Shares. The

Offer is part of our overall goal to enhance stockholder value while addressing the needs of certain of our stockholders who desire liquidity for all or a portion of their Shares. Accordingly, the purpose of the Offer is to provide those stockholders who wish to obtain immediate liquidity for their Shares an opportunity to do so in an efficient manner and at a price above the prices available on the secondary market, while at the same time balancing the best interests of the Company and of those stockholders who wish to remain invested in the Company.

Overall, we believe that the Offer is a prudent use of our financial resources given our business profile, capital structure, assets and liabilities. As a way to further the dual purposes of the Offer, the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders who desire immediate liquidity with the opportunity to tender Shares, while also providing a benefit to those stockholders who do not participate in the Offer, as such non-participants will automatically increase their relative percentage ownership interest in us and our future operations, including any liquidity events that we may have in the future. We believe that the continuing refinement of our retail portfolio, will position us for future success, and put us in a position us to pursue an end of cycle liquidity event when market conditions are right. For additional information regarding our long-term strategy, see Section 11—Plans and Proposals.

The final decision on whether to hold or tender Shares and at what price needs to be made by each individual stockholder. For additional information, see Section 17—Recommendation.

How was the size and price range of the Offer determined?

Our board considered, among other things, (i) the amount of cash that we would have available to fund the Offer given the cash needs for the business and the payment of the Company’s existing debt, (ii) the potential accretion to earnings and estimated share value at each price point compared to the risk-adjusted returns available from reinvesting in new assets and (iii) the likelihood that stockholders would tender. Our board also took note of the prices at which Shares have been offered and sold in secondary market transactions reported by third parties since we announced our estimated share value. In transactions since May 9, 2018 on the secondary market, according to an independent secondary market auction provider, sales of our common stock on such provider’s platform have ranged from $1.65 to $1.94 per Share. Management noted that these secondary market transactions are small in relation to the number of Shares outstanding and there is no assurance that all transactions are reported or that the transactions reported are being accurately reported. In addition, our board took into account the “mini tender” purchase price of $1.55 and $1.56 per Share that third parties recently offered to our stockholders.

Based on all of these factors, our board and management arrived at the price range of $2.00 – $3.10 per Share, which we believe gives stockholders the opportunity to liquidate close to the current estimated share value and liquidate above current secondary market price, depending upon the ultimately determined Purchase Price. We believe this is a range within which our stockholders might sell their Shares pursuant to the Offer and within which we can make purchases that will constitute a prudent use of the Company’s financial resources.

Did you consider other alternatives to the Offer?

Yes. Our board considered declaring a one-time special distribution payable to all stockholders. The special distribution would be designated as a distribution of net sales proceeds the effect of which would be to reduce our total “invested capital.” Our board noted, however, that a special distribution would not positively impact our future earnings or net asset value because the cash would not be available to invest in yield generating assets and a special distribution would not reduce the number of Shares that we have outstanding. The board also noted that a special distribution would not allow flexibility for investors who would like to retain their investment or fully liquidate their investment.

Our board also considered a repurchase program. Our board noted, however, that under existing law, repurchases under a general repurchase program may not, over any twelve-month period, exceed more than 5% of our issued and outstanding Shares at the beginning of the twelve calendar month period. Under the Offer, in contrast, the Company has the ability and flexibility to increase the Offer size to above 5% of our issued and outstanding Shares. We would not be able to do so under a general repurchase program. The Offer, in comparison to a repurchase program, provides the Company the ability to announce, conduct, close and send payment to Shareholders in a timelier manner than a typical repurchase program.

What is the effect of the Offer?

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company and its future earnings of stockholders that do not tender their Shares. Assuming the Purchase Price is equal to the lowest price within our range, we could purchase up to 37.5 million Shares representing approximately 4.8% of the outstanding Shares as of August 1, 2018 and if the Purchase Price is equal to the highest price within our range, we could purchase up to 24.2 million Shares representing approximately 3.1% of the outstanding Shares as of August 1, 2018. Additionally, stockholders who tender all of their Shares will give up the opportunity to participate in any future benefits from owning Shares including the right to any future dividends or distributions that we may pay. The Purchase Price per Share paid to tendering stockholders may be less than the total amount which might otherwise be received by stockholders at a later date. The purchase of Shares pursuant to the Offer will also have the effect of decreasing our cash.

Our purchases pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act. See Section 8—Certain Effects of the Offer.

Will you implement a general share repurchase program after the Offer is completed?

While we have no current plans to do so, we reserve the right to implement a general repurchase program or commence an additional tender offer or offers for our Shares following the Expiration Date. Any such repurchase program or tender offer will depend on, among other things, our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors our management team and board of directors deem relevant. The price at which we may offer to purchase Shares under a general repurchase program or pursuant to additional tender offers would be determined at the time we decided to pursue that particular course of action or actions and may be greater or less than the Purchase Price. There is no assurance that we will implement a general repurchase program or commence an additional tender offer or offers following the Expiration Date of the Offer. Pursuant to the applicable securities laws, neither we nor any of our affiliates may make any purchases of Shares until the expiration of at least ten business days after the date of termination of the Offer. See Section 11—Plans and Proposals.

How many Shares will the Company purchase, what is a “modified Dutch Auction” and what will be the purchase price and form of payment?

We are conducting the Offer by means of a process commonly referred to as a modified “Dutch Auction.” This approach allows each stockholder to indicate the price (within a range established by us) that the stockholder would be willing to sell Shares back to us. In this case, we are offering to purchase for cash up to $75 million in value of our Shares pursuant to tenders at a price specified by the tendering stockholders of not greater than $3.10 nor less than $2.00 per Share subject to the terms and conditions of the Offer. We will set the Purchase Price at the lowest price per Share (in increments of $0.10) that will allow us to purchase up to $75 million in value of tendered Shares. The same price will be paid for all tendered Shares accepted for purchase. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer.

Properly tendering Shares at $2.00 per Share assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the Offer (subject to provisions relating to “odd lot” priority and proration described herein). If you tender Shares at any of the other price in the range, there is a possibility that none of those Shares will be purchased.

Regardless of the prices at which you choose to tender Shares, all of the Shares purchased pursuant to the Offer will be purchased for the same price. If you tender Shares for a price that is less than the price ultimately determined to be the Purchase Price, you will receive the Purchase Price for any of those Shares that are accepted for purchase.

Because the Purchase Price will be the lowest of the prices that will enable us to purchase the maximum number of Shares having an aggregate purchase price not exceeding $75 million, if you tender Shares for a price that is more than the price ultimately determined to be the Purchase Price, none of those Shares tendered at the higher price will be purchased. Consequently, selecting a higher price for a tendered Share will increase the possibility that the Share may not be purchased in the Offer.

We will announce the preliminary results of the Offer, including the Purchase Price and the expected proration factor, if any, and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we accept for payment promptly after the Expiration Date. If more than $75 million in value of Shares are validly tendered and we are required to pro rate, however, we expect it may take up to five (5) business days after the Expiration Date to calculate the final proration factor and begin paying for Shares accepted for payment.

We will pay for Shares that are properly tendered and not properly withdrawn by depositing the Purchase Price in cash with DST Systems, Inc. (“DST”), the paying agent for the Offer (the “Paying Agent”), which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by DST in its capacity as the Depositary for the Offer (the “Depositary”) of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.

Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and the price range and to increase or decrease the value of Shares sought in the Offer. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 1—Price; Number of Shares; Expiration Date; Proration, Section 2—Procedures for Tendering Shares, and Section 6—Conditions of the Offer.

Will the tender offer affect my quarterly distribution?

If you elect to remain a stockholder and do not tender all of your Shares, you will continue to receive our quarterly distributions based on the number of shares you own on the record dates for the distributions. If you decide to tender all or a portion of your Shares, you will no longer receive a distribution on the Shares that you tender.

What if stockholders tender more than $75 million in value of Shares?

If more than $75 million in value of Shares are properly tendered and not properly withdrawn, we will purchase Shares on the following basis:

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First, we will purchase all the Shares properly tendered at or below the Purchase Price and not properly withdrawn by any “odd lot holder” (a stockholder of fewer than 100 Shares) who tenders all of that holder’s Shares; and

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Second, after the purchase of all the Shares properly tendered and not properly withdrawn by odd lot holders, we will purchase all other Shares properly tendered and not properly withdrawn at or below the Purchase Price, on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares.

In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the dollar value of the Offer increasing by up to approximately $30.9 million assuming a Purchase Price at the low end of the range or $48 million assuming a Purchase Price at the high end of the range.

Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, it is possible that we will not purchase all the Shares that you tender even if you tender them at or below the Purchase Price. If the Offer is oversubscribed, and you are not an odd lot holder, the amount we purchase from you will be prorated.

If we are required to prorate, the Paying Agent will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (other than odd lot holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders) at or below the Purchase Price with appropriate adjustments to avoid purchases of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and because of the odd lot procedure described above, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five (5) business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

The number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. Each stockholder should consult with its tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of our Shares, including any custodian, brokers, dealers, commercial banks, trust companies and other nominees, or the names of whose nominees, appear on our stockholder list. For more information, see Section 1—Price; Number of Shares; Expiration Date; Proration.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 Shares in the aggregate, you will not be subject to proration if: (1) you properly tender all of these Shares at or below the price that is ultimately determined to be the Purchase Price, (2) you do not properly withdraw them before the Expiration Time, and (3) you complete the Letter of Transmittal included with this Offer to Purchase and the Odd Lot certification form attached hereto. See Section 1—Price; Number of Shares; Expiration Date; Proration.

How do I tender Shares that are registered in my name?

If you would like us to purchase your Shares or a portion of your Shares that are registered in your name, you must properly complete and sign the Letter of Transmittal enclosed according to its instructions and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal to DST, in its capacity as the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal.

Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before 5:00 p.m., New York City Time, on September 13, 2018. See Section 2—Procedures for Tendering Shares. We have not provided for and will not accept Shares tendered via guaranteed delivery or hand delivery.

How do I tender Shares that I hold through a broker, dealer, commercial bank, trust company, custodian or other nominee?

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary (DST). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (DST) on your behalf. This requirement will be strictly followed, and Letters of Transmittal which do not conform with the above will be rejected. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted. See Section 2—Procedures for Tendering Shares. If a broker, dealer, commercial bank, trust company, custodian or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company, custodian or other nominee that holds your Shares as soon as possible to find out its deadline.

Will I be notified of any defects in the documents I submit?

To the extent practicable, the Company and DST will attempt to give notice of any defects or irregularities in tenders, provided, however, that none of the Company, DST or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. Such notice will be sent by U.S. mail, and may not be received by you in time to enable you to correct the defect, so we urge that you closely follow all instructions and avoid non-conforming tenders altogether. The Company will not be liable for failure to waive any condition of the Offer or for any defect or irregularity in any tender of Shares. It is the risk and responsibility of a tendering stockholder to ensure the proper completion and timely delivery of all materials necessary to properly tender their Shares. Therefore, we encourage stockholders to carefully complete their tender materials and submit them as early as possible after you have considered the information in this Offer to Purchase, so that you will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in your tender. See Section 2—Procedures for Tendering Shares.

What will happen to my fractional Shares in connection with the Offer?

If (i) you are tendering all of your Shares and the Offer is not over-subscribed; or (ii) you are an odd lot holder tendering all of your Shares, we will purchase your Shares properly tendered at a price or prices at or below the Purchase Price, including any fractional Share pursuant to the terms and subject to the conditions of the Offer. However, if the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of any fractional Shares. If you tender less than all of your Shares by writing in a number of Shares in Row 2 on the Letter of Transmittal that represents less than all whole Shares you own at the time you submit your Letter of Transmittal, any fractional Share that you own will not be tendered. See Section 9—Treatment of Fractional Shares.

What is the accounting treatment of the Offer for the Company?

The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased and reduce total cash to fund a portion of the Purchase Price.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 6—Conditions of the Offer and Section 15—Certain Legal Matters; Regulatory Approvals.

Must I tender all of my Shares to participate in the Offer?

No. Other than odd lot holders seeking to have all of their Shares acquired in the Offer (who must tender all of their Shares to be entitled to odd lot priority), you may tender all of your Shares, a portion of your Shares or none of your Shares. You are able to tender your Shares regardless of how long you have owned them. See Section 1—Price; Number of Shares; Expiration Date; Proration and Section 3—Amount of Tenders.

When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?

You may tender your Shares until the Offer expires at 5:00 p.m., New York City Time, on September 13, 2018. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will issue a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See Section 1—Price; Number of Shares; Expiration Date; Proration and Section 7—Extension of the Offer; Termination; Amendment.

Will there be any tax consequences to me if I tender my Shares?

Yes. If we accept your tender of Shares, you will be treated as either having sold or exchanged those Shares in a taxable transaction or, under certain circumstances, having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. You should consult your tax advisor regarding the tax consequences of tendering your Shares. See Section 16—Certain Federal Income Tax Consequences.

Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 16—Certain Federal Income Tax Consequences) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides or has already provided its taxpayer identification number (employer identification number or social security number) to the Paying Agent (as payor) and certifies or has certified under penalties of perjury, among other things, that the number is correct.

Will I have to pay brokerage fees and commissions if I tender my Shares?

No. If you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company, custodian or other nominee to determine whether any such charges will apply. See Section 2—Procedures for Tendering Shares.

May I withdraw my tendered Shares?

Yes. You may withdraw any or all Shares tendered at any time prior to the Expiration Time. To withdraw your tendered Shares, you must properly submit a written notice of withdrawal (a “Withdrawal Letter”) (available on the Company’s website at www.inventrustproperties.com) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal. Please note that a Withdrawal Letter delivered via a method of delivery other than U.S. mail or overnight courier service will not be accepted. See Section 4—Withdrawal Rights.

How will the Company pay for the Shares?

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $75 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares (resulting in a commensurate increase in the dollar volume by up to approximately $30.9 million assuming a Purchase Price at the low end of the range or $48 million assuming a Purchase Price at the high end of the range) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $1 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using cash on our balance sheet. Following our acceptance of Shares for payment, we will deposit the aggregate Purchase Price for all purchased Shares with DST, the Paying Agent for the Offer, which will act as your agent for the purpose of receiving payment for your Shares. Our deposit of the aggregate Purchase Price (less any withholding of applicable taxes) with DST will satisfy our obligation to pay for Shares purchased in the Offer. Thereafter, stockholders whose tendered Shares were accepted for payment will receive payment from the Company’s transfer agent, DST. See Section 5—Purchase and Payment for Tendered Shares and Section 12—Source and Amount of Funds.

What are the most significant conditions to the Offer?

Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including but not limited to:

•

any threatened or pending action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•

in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer;

•	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit consummation of the Offer; or

•	materially impairs the contemplated benefits to us of the Offer;

•

there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

no tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•

no entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC;

•

no entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

•

no new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•

no person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•

no action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

•

no change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, or the benefits to us of the Offer;

•

no approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•	we shall not have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to become eligible for deregistration under the Exchange Act.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a real estate investment trust (a “REIT”) under the Code we may terminate or amend the Offer or postpone the acceptance of Shares for payment.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders,

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended,

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all the Shares validly tendered and not withdrawn prior to the Expiration Date, or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. The Offer is not conditioned upon on any minimum number of Shares being tendered. See Section 6—Conditions of the Offer.

May you extend, amend or terminate the offer?

Yes, we may extend, amend or terminate the Offer in our sole discretion. The Offer is not conditioned upon the tender of any minimum number of Shares. We are not required to accept or pay for any Shares tendered unless the conditions to the Offer have been met. See Section 7—Extension of the Offer; Termination; Amendment.

Has the Company or its board of directors adopted a position on the Offer?

Although our board of directors has authorized the Offer, none of the Company, any member of our board of directors, DST, in its capacity as Paying Agent, Information Agent or Depositary, or any of their respective affiliates has made, or is making, any recommendation to you as to whether to tender your Shares. You must make your own decision as to whether to tender your Shares, how many Shares to tender and the price or prices at which you may choose to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. You are urged to discuss your decision with your tax advisor, financial advisor and/or Custodian. See Section 17—Recommendation.

Do the Company’s directors or executive officers intend to tender their Shares in the Offer?

We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer.

Whom do I contact if I have questions about the Offer?

Questions and requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Important Instructions and Information and other Offer documents may be directed to DST, the Information Agent, at the following toll-free telephone number: 855-377-0510. DST will promptly furnish to stockholders additional copies of the materials at the Company’s expense. Stockholders may also contact their financial advisor for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts included in this Offer to Purchase, including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, our results of operations, financial position and our business outlook, business trends and other information are forward-looking statements. When used in this Offer to Purchase, the words “estimate”, “anticipate”, “expect”, “believe”, “intend”, “may”, “will”, “should”, “seek”, “approximately” or “plan”, or the negative of these words and phrases, or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

Forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, estimates and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this Offer to Purchase. Such risks, uncertainties and other important factors include, among others, the risks and uncertainties described under the Risk Factors included in the Company’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made as of this Offer to Purchase. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

THE OFFER

1.	Price; Number of Shares; Expiration Date; Proration

Subject to the terms and conditions of the Offer, we will purchase for cash up to $75 million in value of Shares at a price specified by the tendering stockholders of not greater than $3.10 nor less than $2.00 per Share that are properly tendered and not properly withdrawn prior to the Expiration Date. We reserve the right to extend the Offer. See Section 7—Extension of the Offer; Termination; Amendment. In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the dollar value of the Offer increasing by up to approximately $30.9 million assuming a Purchase Price at the low end of the range or $48 million assuming a Purchase Price at the high end of the range.

The Purchase Price which will be the lowest price per Share (in increments of $0.10) of not more than $3.10 and not less than $2.00 per Share, at which Shares have been properly tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn, having an aggregate Purchase Price not exceeding $75 million (or such lesser number if less than $75 million in value of Shares are properly tendered and not properly withdrawn in the Offer).

Regardless of the prices at which you choose to tender Shares, all of the Shares purchased pursuant to the Offer will be purchased for the same price. If you tender Shares for a price that is less than the price ultimately determined to be the Purchase Price, you will receive the Purchase Price for any of those Shares that are accepted for purchase. If you tender Shares for a price that is more than the price ultimately determined to be the Purchase Price, none of those Shares tendered at the higher price will be purchased. Consequently, selecting a higher price for a tendered Share will increase the possibility that the Share may not be purchased in the Offer.

All Shares properly tendered at or below the Purchase Price and not properly withdrawn will be purchased at the same Purchase Price, even if the stockholder tendered at a lower price. Because of the “odd lot” priority and proration provisions described herein, all of the Shares tendered at or below the Purchase Price may not be purchased if more than $75 million in aggregate value of Shares are properly tendered and not properly withdrawn.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Shares tendered but not purchased will be returned promptly following the Expiration Date.

As of August 1, 2018, there were 774,449,147 shares of Common Stock issued and outstanding. The Common Stock is not listed on a national securities exchange.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of our Common Stock, including brokers, dealers, commercial banks, trust companies, custodians and other nominees and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.

Our board of directors has approved the Offer. None of the Company, our board of directors, DST in its capacity as the Information Agent, Depositary, Paying Agent or Information Agent, or any of their respective affiliates, however, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares or as to the price or the prices at which you may choose to tender your Shares. Each stockholder must make his, her or its own decision whether to tender Shares, how many Shares to tender and the price or prices at which to tender. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company with respect to such Shares.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6—Conditions of the Offer.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the total dollar amount of Shares sought in the Offer, (c) to amend the Offer prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 6—Conditions of the Offer prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Any extension, amendment, waiver of a condition or termination will be followed as promptly as practicable by public notice consistent with the requirements of the SEC. In the case of an extension of the Offer, we will issue a press release or other public announcement no later than 9:00 a.m., New York City Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

If we (i) increase the price that may be paid for the Shares above $3.10 per Share or decrease the price that may be paid for the Shares below $2.00 per Share, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten (10) business days following the date that notice of the increase or decrease is first published, sent or given.

Stockholders properly tendering Shares at a price equal to $2.00 per Share can expect to have at least a portion of their Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority and proration described herein).

The Company will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to stockholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering stockholder(s).

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $75 million (or such greater amount that the Company may elect to pay, subject to applicable law), we first will purchase all Shares tendered by any Odd Lot Holder (as defined below) who: (1) properly completes and submits the Letter of Transmittal included with this Offer to Purchase and the Odd Lot certification form included herewith; and (2) properly tenders all Shares owned beneficially or of record by the Odd Lot Holder at a price (or multiple prices) at or below the Purchase Price and does not properly withdraw this tender. Tenders of less than all of the Shares owned by an Odd Lot Holder and Shares tendered at a price or prices greater than the Purchase Price will not qualify for this preference.

Next, we will purchase all other Shares properly tendered and not properly withdrawn, at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased Shares resulting in an aggregate purchase price of $75 million; provided that we may increase the number of Shares purchased by up to 2% of the outstanding Shares without amending or extending the offer which, if we do so, could commensurately increase the dollar value of the Offer by up to approximately $30.9 million assuming a Purchase Price at the low end of the range or $48 million assuming a Purchase Price at the high end of the range. As a result, it is possible that all Shares tendered by a stockholder at or below the Purchase Price may not be purchased.

Odd Lots. The terms “odd lot” and “Odd Lot Holder” refer to persons who are record or beneficial owners of a total of fewer than 100 Shares in the aggregate. All Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price by an Odd Lot Holder who is tendering all Shares owned by that Odd Lot Holder will be purchased by us in the Offer if they are not properly withdrawn. This will be the case even if the Offer is oversubscribed and other tendering stockholders have the amount of their tendered Shares prorated. Odd Lot Holders should certify their status in the appropriate place on the Odd Lot certification form included with this Offer to Purchase. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 2—Procedures for Tendering Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts holding fewer than 100 Shares. Any Odd Lot Holder wishing to tender all of his, her or its Shares pursuant to the Offer should complete the Letter of Transmittal included with this Offer to Purchase and the Odd Lot certification form included herewith.

Proration. If more than $75 million in value of Shares are properly tendered and not properly withdrawn as of the Expiration Time, the Paying Agent will determine the proration factor following the Expiration Date, if required. Subject to adjustments to avoid the purchase of fractional Shares, proration for each stockholder tendering Shares (other than Odd Lot Holders) at or below the Purchase Price, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until up to five (5) business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date.

2.	Procedures for Tendering Shares

If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any other documents required by the Letter of Transmittal, to the Depositary (DST) at the appropriate address in the “Important Instructions and Information” page accompanying the Letter of Transmittal. Please note that all signatures must be medallion signature guaranteed.

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. STOCKHOLDERS HOLDING THEIR SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, CUSTODIAN OR OTHER NOMINEE MUST NOT DELIVER A LETTER OF TRANSMITTAL DIRECTLY TO THE DEPOSITARY (DST). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (DST) on your behalf. Such stockholders are urged to consult such broker, dealer, commercial bank, trust company, custodian or other nominee as soon as possible if they wish to tender Shares.

If you are a broker, dealer, commercial bank, trust company, custodian or other nominee tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address on the “Important Instructions and Information” page accompanying the Letter of Transmittal. This requirement will be strictly followed, and Letters of Transmittal which do not conform with the above will be rejected. Any notice of non-conformance will be sent to the shareholder and not to the broker, dealer, commercial bank, trust company, custodian or nominee.

Shares will be deemed delivered only when all required documentation, properly completed and executed, is received by the Depositary. Please note that a Letter of Transmittal delivered via a method of delivery not specified in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the Letter of Transmittal are those set forth in the Letter of Transmittal and the Important Instructions and Information. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the stockholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary before 5:00 p.m., New York City Time, on the Expiration Date. You should allow sufficient time to ensure timely delivery. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.

Stockholders tendering Shares must indicate the specific price or prices (in increments of $0.10) at which their Shares are being tendered by checking the box(es) indicating the price(s) in the section of the Letter of Transmittal captioned “Price(s) (in Dollars) per Share at Which Shares are Being Tendered” and specifying the number of Shares that the stockholder wishes to tender at each applicable price. Stockholders should be aware that this election could mean that none of their Shares will be purchased if the Purchase Price is less than the price(s) selected by the stockholder. Stockholders properly tendering Shares at a price equal to $2.00 per Share can expect to have at least a portion of their Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority described herein). The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. A stockholder who has tendered Shares at more than one price and wishes to withdraw only those Shares tendered at a particular price or prices must complete and return a separate Withdrawal Letter for Shares tendered at each particular price as to which the stockholder is withdrawing. Alternately, a stockholder may complete and return a combined Withdrawal Letter for all of the Shares that have been tendered. Absent a Withdrawal Letter, subsequent Letters of Transmittal do not revoke the initial properly submitted Letter of Transmittal.

Odd Lot Holders must tender all of their Shares and also complete the Letter of Transmittal included with this document to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1—Price; Number of Shares; Expiration Date; Proration. Odd Lot Holders should also complete the Odd Lot Certification Form included with this Offer to Purchase.

Signature Guarantees and Method of Delivery. All Letters of Transmittal must be medallion signature guaranteed. A medallion guarantee is a stamp which may be obtained at an institution such as a commercial bank, a trust company, a credit union or a brokerage firm that participates in a medallion program. A notary public seal is not acceptable.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 16—Certain Federal Income Tax Consequences) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Paying Agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Any tendering stockholder that is a U.S. stockholder who has not previously provided an IRS Form W-9 to the Paying Agent should complete and sign an IRS Form W-9 so as to provide the information and certification necessary to avoid U.S. federal backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Paying Agent that the stockholder is not subject to such backup withholding. If a U.S. stockholder does not provide the Paying Agent with the correct taxpayer identification number, the U.S. stockholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding tax. In order for a non-U.S. person to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status.

Stockholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding and the procedure for obtaining any applicable exemption.

For a more complete discussion of certain U.S. federal income tax consequences related to the Offer, see—“Certain Federal Income Tax Consequences” in Section 16—Certain Federal Income Tax Consequences.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. To the extent practicable, the Company and DST will give notice of any defects or irregularities in tenders, provided, however, that none of the Company, DST or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter sent through the U.S. mail. We strongly encourage stockholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase, so that you will have as much time as possible prior the Expiration Date to correct any defects or irregularities in the materials you provide to us.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others, may directly or indirectly, tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, the person has a “net long position” (i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

3.	Amount of Tenders

Stockholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A stockholder may tender a different amount of Shares at each purchase price presented; however, we will only accept Shares for purchase, subject to the odd lot priority and proration, that are tendered at or below the price that is ultimately determined to be the Purchase Price. A stockholder will be able to tender his, her or its Shares to us regardless of when the stockholder first purchased the Shares.

4.	Withdrawal Rights

Stockholders may withdraw Shares tendered at any time prior to 5:00 p.m., New York City Time, on the Expiration Date. We will not accept any Shares for payment prior to that time. Stockholders may also withdraw Shares tendered at any time on or after November 5, 2018, if their Shares have not been accepted for payment prior to that time.

For withdrawal to be effective, a Withdrawal Letter (available on the Company’s website at www.inventrustproperties.com) must be sent by mail or overnight courier service and timely received by the Depositary at the appropriate address on the “Important Instructions and Information” page accompanying the Letter of Transmittal. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.

Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered again by following one of the procedures described in Section 2—Procedures for Tendering Shares at any time before the Expiration Date.

The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and our determination shall be final and binding, subject to each tendering Holder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Company, its affiliates, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.	Purchase and Payment for Tendered Shares

Upon the terms and subject to the conditions of the Offer, following the Expiration Date, we will (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares tendered and the prices specified by tendering stockholders, and (2) accept for payment and pay an aggregate purchase price of up to $75 million (less withholding of applicable taxes) for Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of tendered Shares for payment.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

If we are required to prorate, the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. We do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until up to five (5) business days after the Expiration Date. All Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned to the tendering stockholders.

Under no circumstances will we pay interest on the Purchase Price even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. For example, the Offer is conditioned on certain conditions. For example, the Offer is subject to the satisfaction or waiver of certain conditions prior to the Expiration Time. See Section 6—Conditions of the Offer.

At the maximum price of $3.10 per Share, we could purchase approximately 24.2 million Shares if the Offer is fully subscribed, which would represent approximately 3.1% of the issued and outstanding Shares as of August 1, 2018. At the minimum price of $2.00 per Share, we could purchase approximately 37.5 million Shares if the Offer is fully subscribed, which would represent approximately 4.8% of the issued and outstanding Shares as of August 1, 2018.

We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. If we do so, the dollar value will increase by up to approximately $30.9 million assuming a Purchase Price at the low end of the range or $48 million assuming a Purchase Price at the high end of the range.

If more than $75 million of Shares are duly tendered prior to 5:00 p.m., New York City time, on the Expiration Date and proration is required as described under Section 1—Price; Number of Shares; Expiration Time; Proration, we will not pay for any Shares tendered until after the final proration has been completed. We will deduct all transfer taxes, if any, payable on the transfer to us of the Shares purchased pursuant to the Offer.

Our deposit of the aggregate purchase price with DST (less any withholding of applicable taxes) will satisfy our obligation to pay for Shares purchased in the Offer. Thereafter, stockholders whose tendered Shares were accepted for payment will receive payment from the Company’s transfer agent, DST.

6.	Conditions of the Offer

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred) that, in our reasonable judgment, regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares tendered in the Offer:

•	any threatened or pending action, suit or proceeding by any third-party including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person,

domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•

in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares tendered pursuant to the Offer;

•	makes our purchase of, or payment for, some or all of the Shares tendered pursuant to the Offer illegal, or otherwise restrict or prohibit consummation of the Offer; or

•	materially impairs the contemplated benefits to us of the Offer;

•

there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•

the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

legislation amending the Code, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC;

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

•

any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•

any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

•

any change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, or the benefits to us of the Offer;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•	we shall have determined that the consummation of the Offer and the purchase of the tendered Shares may cause the Shares to become eligible for deregistration under the Exchange Act.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code we may terminate or amend the Offer or postpone the acceptance of its Shares for payment.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders,

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4—Withdrawal Rights, retain all of the Shares until the expiration of the Offer as so extended,

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn prior to the Expiration Date, or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

7.	Extension of the Offer; Termination; Amendment

Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Paying Agent and the Depositary and making a public announcement of the extension. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his, her or its Shares. In the case of an extension, the public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 6—Conditions of the Offer by giving oral or written notice of the termination or postponement to the Paying Agent and the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6—Conditions of the Offer have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share Purchase Price range or by increasing or decreasing the aggregate value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time prior to the Expiration Time by public announcement of such amendment.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a condition of the Offer, we will extend the Offer to the extent required by applicable law.

SEC rules and related releases and interpretations provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage or number of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares that may be purchased in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares; and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 7—Extension of the Offer; Term; Amendment, then we will extend the Offer to the tenth (10th) business day following the date such notice is first publicly announced.

Any public announcement made pursuant to the Offer will be made as promptly as practicable in a manner reasonably designed to inform stockholders of the change and in compliance with applicable law. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release. We will not be required to amend or extend the Offer if the increase in the value of Shares purchased in the Offer does not cause the number of Shares purchased to exceed 2% of the outstanding Shares.

8.	Certain Effects of the Offer

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company and its future earnings of stockholders that do not tender their Shares. At the maximum price of $3.10 per Share, we could purchase approximately 24.2 million Shares if the Offer is fully subscribed, which would represent approximately 3.1% of the issued and outstanding Shares as of August 1, 2018. At the minimum price of $2.00 per Share, we could purchase approximately 37.5 million Shares if the Offer is fully subscribed, which would represent approximately 4.8% of the issued and outstanding Shares as of August 1, 2018. Stockholders who tender all of their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends or distributions that we may pay. The purchase of Shares pursuant to the Offer will reduce the Company’s stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased and will reduce total cash.

Our purchases pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act.

We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, buy or sell Shares from time to time at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.

9.	Treatment of Fractional Shares

If: (i) you are tendering all of your Shares and the Offer is not over-subscribed; or (ii) you are an odd lot holder tendering all of your Shares, we will purchase your properly tendered Shares, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender a total number of whole Shares such that if this number was to be accepted by the Company you would be left with only a fractional Share on the Company’s stock ledger, we will consider you to be tendering all of your Shares, including the fractional Share. However, if the Offer is over-subscribed and your tendered Shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the purchase of your fractional Share. If you tender less than all of your Shares by writing in a number of Shares in Row 2 on the Letter of Transmittal that represents less than all whole Shares you own at the time you submit your Letter of Transmittal, any fractional Share that you own will not be tendered.

10.	Use of Securities Acquired

We currently intend to cancel and retire Shares purchased in the Offer. These Shares will return to the status of authorized and unissued Common Stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law.

11.	Plans and Proposals

Except as described or incorporated by reference herein, or as may occur in the ordinary course of business, we have no plan to take any action that relates to or would result in any of the following during the time the Offer is open:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any other change in our present board of directors or management;

•	any other material change in our corporate structure or business;

•	our Common Stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than pursuant to our stock based compensation plans as described below; or

•	any changes to our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

InvenTrust Properties Corp. is a pure play retail company with a focus on acquiring grocery-anchored open-air centers in key growth markets with favorable demographics. This disciplined acquisition strategy, along with our innovative and collaborative property management approach, ensures the success of both our tenants and business partners and drives net operating income growth for the Company. We intend to continue to execute on our strategy to enhance our multi-tenant retail platform by acquiring the right centers in the right markets, driven by focused and disciplined capital allocation. We believe that the continuing refinement of our portfolio, will maximize long-term value for our stockholders, position us for future success, and put us in a position to offer an end-of-cycle liquidity event to all of our investors.

From time to time, as part of our long-term corporate goal of enhancing stockholder value, we have explored, and continue to explore, potential strategic transactions and ways to create liquidity for our stockholders. We currently have no definitive plan or proposal to conduct any specific strategic transaction. We may decide to engage in one or more such transactions in the future, if, among other things, our board determines that any such transactions are in the best interest of the Company and market conditions are favorable. Stockholders whose Shares are purchased in the Offer will not benefit from any appreciation in the value of those Shares that may occur as a result of any such potential future event. There is no assurance that a strategic transaction or transactions will occur or that liquidity or enhanced value will be realized by us or our stockholders from any such transaction. The form, likelihood of execution and the timing of any potential strategic transaction are difficult to predict and are subject to a number of known and unknown risks. See our “Forward-Looking Statements” above for further discussion of these difficulties and risks.

12.	Source and Amount of Funds

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $75 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer in accordance with rules promulgated by the SEC. If we increase the number of Shares accepted by up to 2%, the dollar value of the Offer would increase by up to approximately $30.9 million assuming a Purchase Price at the low end of the range or $48 million assuming a Purchase Price at the high end of the range. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $1.0 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using cash on our balance sheet. Our ability to draw on the line of credit is not a condition of this Offer. As of June 30, 2018, we had approximately $185.7 million in available cash on our balance sheet. We do not have any alternative financing arrangement or alternative financing plans.

13.	Certain Information About the Company

Our Business and State of Incorporation. We were incorporated as Inland American Real Estate Trust, Inc. in October 2004 as a Maryland corporation and have elected to be taxed, and currently qualify, as a REIT for federal tax purposes. We changed our name to InvenTrust Properties Corp. in April 2015. We were formed to own, manage, acquire and develop a diversified portfolio of commercial real estate located throughout the United States and to own assets and properties in development through various joint ventures with various controlling and non-controlling interests, as well as investments in marketable securities and other assets.

Lack of Public Trading Market; Estimated Value. Our Shares are not listed on a national securities exchange, and there is no established public trading market for our Shares. From time to time, at least annually, we publish an estimated per share value of our Common Stock to assist broker dealers that sold our Shares in our initial and follow-on “best efforts” offering to comply with the rules published by the Financial Industry Regulatory Authority (“FINRA”) regarding customer account statements. On May 9, 2018, we announced an estimated value equal to $3.14 per Share. To estimate our per share value, our board engaged an independent third-party real estate advisory firm to estimate the per share value of our common stock on a fully diluted basis as of May 1, 2018. The independent third-party utilized the “net asset value” or “NAV” method which is based on the fair value of real estate, real estate related investments and all other assets, less the fair value of total liabilities. The fair value estimate of the Company’s real estate assets was equal to the sum of the fair value estimates for its individual real estate assets. The value of the Company’s wholly owned real estate and real estate-related assets, such as joint ventures, was estimated using a discounted cash flow or “DCF” of projected net operating income, less capital expenditures, for each capitalization rate. The independent third-party also estimated the fair value of our long-term debt obligations, including the current liabilities, by comparing current market interest rates to the contract rates on our long-term debt and discounting to present value the difference in future payments.

Executive Officers and Directors of the Company. The names of our executive officers and directors are set forth below under “Beneficial Ownership of Shares by Directors and Officers.” The business address for each person is: 3025 Highland Parkway, Downers Grove, IL 60515, and the telephone number for each person is (855) 377-0510.

Beneficial Ownership of Shares by Directors and Officers. Based on a review of filings with the SEC, the following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by (1) our directors, (2) our executive officers, and (3) our directors and executive officers as a group. All information is as of August 15, 2018.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	% of Shares Outstanding (6)
Directors and Executive Officers:
Thomas P. McGuinness, Director, President and Chief Executive Officer(2)	546,802	*
Ivy Z. Greaner, Executive Vice President, Chief Operating Officer	0	*
Christy David, Executive Vice President, General Counsel and Secretary	12,030	*
Michael E. Podboy, Executive Vice President, Chief Financial Officer, Chief Investment Officer and Treasurer(3)	172,920	*
Paula Saban, Director, Chairperson of the Board(5)	71,915	*
Stuart Aitken, Director	6,269	*
Thomas F. Glavin, Director(4)	107,566	*
Scott Nelson, Director	42,094	*
Michael Stein, Director	42,094	*
Julian E. Whitehurst, Director	61,799	*
Amanda Black, Director(7)	17,515	*
All Executive Officers and Directors as a Group (eleven persons)	1,081,004	*

*	Indicates less than 1%
(1)

Amounts for the executive officers, namely Ms. David, Ms. Greaner, Messrs. McGuinness and Podboy, do not include shares underlying unvested RSUs. All fractional ownership amounts have been rounded to the nearest whole number.

(2)	Mr. McGuinness and his spouse share voting and dispositive power over all shares.
(3)	Mr. Podboy and his spouse share voting and dispositive power over all shares.
(4)	Mr. Glavin and his spouse share voting and dispositive power over all shares.
(5)	Ms. Saban and her spouse share voting and dispositive power over all shares.
(6)	Based on 774,449,147 shares of our common stock outstanding as of August 1, 2018.
(7)

Ms. Black has been granted 17,515 RSU’s, each of which gives a contingent right to a share of the Company’s Common Stock. This amount will vest on the anniversary of the grant or the next Annual Meeting date.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, during the past sixty days, no transactions with respect to the Common Stock have been effected by the Company, its executive officers, directors, affiliates or subsidiaries.

Stock-Based Compensation Plans; Other Interests. Except (1) as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO and (2) for the employment and incentive compensation arrangements described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, and our Current Reports filed with the SEC on January 5, 2018, January 19, 2018, April 6, 2018, May 9, 2018, May 10, 2018, May 15, 2018, June 5, 2018, July 6, 2018, and July 13, 2018, all of which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including but not limited to any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Incorporation by Reference. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the Offer and is deemed to be part of this Offer to Purchase except to the extent any such information is modified or superseded by information in the Offer to Purchase or any document subsequently filed by us with the SEC. We incorporate by reference the documents listed below (except to the extent that the information contained therein is deemed “furnished” and not “filed” in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Form 10-K”);

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2018 (each, a “Form 10-Q”); and

•	Our Current Reports on Form 8-K filed on January 19, 2018, May 9, 2018, May 10, 2018, May 15, 2018, July 13, 2018 and August 9, 2018.

We encourage you to review the information in the Form 10-K and the other documents we are incorporating by reference when evaluating your decision to participate in the Offer.

14.	Additional Information.

We have filed an issuer tender offer statement on Schedule TO with the SEC that includes certain additional information relating to the Offer. We intend to supplement and amend the Schedule to the extent required to reflect information we subsequently file with the SEC. This material may be inspected and copied at prescribed rates at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site (http://www.sec.gov) that contains our Schedule TO, reports and other information about us, including our annual, quarterly and current reports, proxy statements and other SEC filings. You may also obtain a copy of our Schedule TO or a copy of any or all of the documents incorporated herein by reference, other than the exhibits to any documents that are not specifically incorporated by reference herein, free of charge by contacting us at the address or telephone number set forth on the first page of this Offer to Purchase.

15.	Certain Legal Matters; Regulatory Approvals.

We are neither aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for us to acquire Shares as contemplated by the Offer. We contemplate that we will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of a required approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the tendered Shares are subject to the satisfaction of certain conditions. See Section 6—Conditions of the Offer.

16.	Certain Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences.

This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.

This summary of certain federal income tax consequences applies to you only if you hold Shares as a “capital asset” (generally, property held for investment). Special rules not discussed here may apply to you if you are (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity, (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a REIT, (vi) an insurance company, (vii) a tax-exempt organization, (viii) a person that is not a U.S. stockholder, as defined below, (ix) subject to the alternative minimum tax provisions of the Code, (x) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (xi) holding Shares through a partnership or other pass-through entity, (xii) subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement, or (xiii) a U.S. person whose “functional currency” is not the U.S. dollar. This summary does not address the Medicare tax on certain investment income.

This summary is for general information purposes only and is not tax advice.

This summary applies only to U.S. stockholders. For these purposes, a “U.S. stockholder” is a beneficial owner of Shares that for federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to federal income taxation regardless of its source; or

•

a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds Shares, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the partnership.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND TENDERING SHARES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Generally. A sale of Shares pursuant to the Offer will constitute a “redemption” under the Code and will be a taxable transaction for federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. stockholder under Section 302 of the Code, the U.S. stockholder will recognize gain or loss as discussed below. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the U.S. stockholder will be treated as having received a distribution from us as discussed below.

As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. stockholder’s Shares (including any Shares constructively owned by the U.S. stockholder) that are purchased in the Offer and any Shares acquired or disposed of in a transaction that, for federal income tax purposes, is integrated with the Offer.

Sale Treatment. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such redemption (i) results in a “complete redemption” of all of the U.S. stockholder’s stock in us, (ii) is “substantially disproportionate” with respect to the U.S. stockholder, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. In determining whether any of these three tests under Section 302 of the Code is satisfied, a U.S. stockholder must take into account not only Shares that the U.S. stockholder actually owns, but also any Shares that the U.S. stockholder is treated as owning pursuant to certain constructive ownership rules. Because the determination as to whether any of the alternative tests of Section 302 of the Code will be satisfied with respect to a U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders should consult their tax advisors to determine such tax treatment.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will result in a “complete redemption” of all the U.S. stockholder’s Shares in us if either (i) we purchase all of the Shares actually and constructively owned by the U.S. stockholder, or (ii) the U.S. stockholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the U.S. stockholder is eligible for a waiver from, and waives (pursuant to Section 302(c)(2) of the Code), constructive ownership of Shares owned by family members. Any U.S. stockholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “substantially disproportionate” with respect to the U.S. stockholder if (i) the percentage of Shares actually and constructively owned by the U.S.

stockholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than (ii) 80% of the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately before such redemptions.

A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “not essentially equivalent to a dividend” if, pursuant to the Offer, the U.S. stockholder experiences a “meaningful reduction” in its proportionate interest in us, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. The IRS has indicated in a published revenue ruling that a very small reduction in the proportionate interest of a small minority stockholder who does not exercise any control over corporate affairs generally constitutes a “meaningful reduction” in the stockholder’s interest in the company where the company’s stock is widely held and publicly traded. Although our Shares are widely held, our Shares are not publicly traded. U.S. stockholders are urged to consult their tax advisors about the applicability of that ruling to the Offer.

U.S. stockholders should be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. stockholder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. stockholders are urged to consult their own advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. U.S. Stockholders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, a U.S. stockholder (other than an odd lot holder who tenders all of his or her Shares at or below the Purchase Price) can be given no assurance that we will purchase a sufficient number of such Shares to permit the U.S. stockholder to satisfy any of the foregoing tests.

If any of the foregoing three tests is satisfied, the U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the U.S. stockholder’s adjusted tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares that were acquired in a single transaction). In connection with the purchase of Shares pursuant to this Offer, U.S. stockholders may identify by lot the Shares that are purchased, but U.S. stockholders who do not identify specific lots in a timely manner will be deemed to have exchanged their Shares on a “first in/first out” basis. U.S. stockholders should consult their tax advisors regarding the consequences of the “cost basis” information reporting rules. Capital gain or loss generally will be long-term capital gain or loss if, at the time we accept the Shares for payment, the U.S. stockholder held the Shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum U.S. federal income tax rate of 20%. Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum U.S. federal income tax rate of 37%. Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income. The deductibility of capital losses is subject to limitations. In addition, any loss recognized upon an exchange of Shares in the Offer by a U.S. stockholder that has held such Shares for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received, or deemed to be received, from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Dividend Treatment. If none of the foregoing three tests under Section 302 of the Code is satisfied, the U.S. stockholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. stockholder pursuant to the Offer. That distribution will be treated as ordinary dividend income to the extent our current or accumulated earnings and profits are allocated to the distribution, unless we designate the dividend as a capital gains dividend. Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to taxpayers taxed as individuals are taxed at the higher federal income tax rate applicable to ordinary income, which is a maximum rate of 37%; provided, however, that such taxpayers may be able to deduct 20% of our ordinary dividends, thus reducing the maximum effective federal income tax rate on such dividends.

If a redemption of our Shares pursuant to the Offer is treated as a distribution, a U.S. stockholder’s adjusted tax basis in the redeemed Shares generally will be transferred to the U.S. stockholder’s remaining Shares, if any. If a U.S. stockholder owns no other Shares, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. Proposed Treasury Regulations issued in 2009, if enacted in their current form, would affect the basis recovery rules described above. It is not clear whether these proposed regulations will be enacted in their current form or at all.

U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them in the event the redemption is treated as a distribution with respect to their Shares.

Constructive Distributions. Provided that no tendering U.S. stockholder is treated as receiving a dividend as a result of the Offer, stockholders whose percentage ownership of the Company increases as a result of the Offer will not be treated as realizing taxable constructive distributions by virtue of that increase. In the event that any tendering U.S. stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the Offer, including stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of the Company as a result of the Offer. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of Shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the Treasury Regulations.

Backup Withholding and Information Reporting. Information returns will generally be filed with the IRS in connection with the gross proceeds payable to a U.S. stockholder pursuant to the Offer. We will rely on information previously provided by a U.S. stockholder in order to determine whether backup withholding is required. If we have not received this information from a U.S. stockholder, then unless an exemption exists and is proven in a manner satisfactory to the Depositary, such holder will be subject to backup withholding on these payments. If U.S. stockholder has not previously provided this information or wishes to change previously provided information, it must submit to the Depositary a completed IRS Form W-9, which can be obtained from the Depositary or from www.irs.gov. Certain stockholders (including, among others, all corporations) are not subject to these backup withholding and reporting requirements. The amount of any backup withholding from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided the required information is timely provided to the IRS.

17.	Recommendation

Our board of directors has approved the Offer. None of the Company, our board of directors, DST in its capacity as the Depositary, Paying Agent or Information Agent, or any of their respective affiliates, however, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares or as to the price or the prices at which you may choose to tender your Shares. Each stockholder must make his, her or its own decision whether to tender Shares, how many Shares to tender and the price or prices at which to tender. In doing so, stockholders should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. Stockholders are urged to discuss their decisions with their tax advisors, financial advisors and/or Custodians.

Because each stockholder’s investment decision is a personal one, based on their own financial circumstances, no person has been authorized to make any recommendation on our behalf as to whether stockholders should tender their Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained or incorporated by reference herein or in a Letter of Transmittal or the Important Instructions and Information. If given or made, the recommendation and information and representations must not be relied on as having been authorized by us.

18.	Miscellaneous

The Offer is not being made to, and tenders will not be accepted from, stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities laws of the applicable jurisdiction. We are not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable jurisdiction. However, we reserve the right to exclude stockholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. We believe this exclusion is permissible under applicable laws and regulations, provided we make a good faith effort to comply with any law deemed applicable to the Offer.

We have retained DST to act as the Depositary, the Paying Agent and the Information Agent in connection with the Offer. In its role as Depositary, DST will receive tendered Shares, Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including stockholders that contact it. As Paying Agent, DST will be responsible for determining the Purchase Price and proration factor, if any, and matching payment for all Shares purchased by us in the Offer. As the Information Agent, DST may contact stockholders by mail, telephone, e-mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

DST will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to DST as described above) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or custodian or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of DST for purposes of the Offer.

Stockholders holding their Shares of record will not be required to pay any fees or commissions in connection with the Offer directly to the Depositary. Beneficial owners who do not own their Shares as record holders are urged to consult the broker, dealer or other nominee or custodian who is the record holder of their Shares to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee or custodian stockholders and not directly to the Depositary.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary (DST). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (DST) on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.